EXHIBIT 99.1

Contact:
Curt Stoelting
CEO
ph: 630-573-7326
or
Jody Taylor
CFO
ph: 630-573-7328

RC2 Corporation Reports 2004 Third Quarter Results; Strong Organic Growth in Children’s Toys and Infant Products Categories Overshadowed by Softness in the Collectible Products Category, Lower Margins and the Impact of
Acquisitions and Financing Activities in the Quarter

Oak Brook, IL - October 26, 2004 - RC2 Corporation (NASDAQ:RCRC) today announced its results for the third quarter and nine months ended September 30, 2004. Net income was $14.0 million or $0.68 per diluted share in the 2004 third quarter as compared with $16.2 million or $0.89 per diluted share in the year ago third quarter. Net income for the nine months ended September 30, 2004 was $23.1 million or $1.20 per diluted share as compared with $22.8 million or $1.27 per diluted share for the nine months ended September 30, 2003. Net income per diluted share for the third quarter and the nine months ended September 30, 2004 were negatively impacted by $0.02 per diluted share due to the write-off of deferred financing fees upon the refinancing of our prior debt facility. Additionally, dilution from the Company’s early August equity offering, net of the accretion from its recently completed acquisitions had a $0.02 per diluted share negative impact on the 2004 third quarter and no impact on net income per diluted share for the nine months ended September 30, 2004. Net income per diluted share for the third quarter and the nine months ended September 30, 2003 were positively impacted by $0.10 per diluted share as a result of a reduction in the income tax provision.

Results for 2004 include Playing Mantis, Inc. (Playing Mantis) from June 1, 2004 and The First Years Inc. (The First Years) from September 16, 2004. Results for 2003 include Learning Curve International, Inc. (Learning Curve) from March 1, 2003.

Third Quarter Operating Results
Net sales for the third quarter increased by 12.9% to $110.3 million compared with $97.7 million for the third quarter a year ago. Sales increases occurred in all three of the Company’s product categories (refer to the attached supplemental sales reporting schedule), with 13.9% organic growth within the children’s toy category primarily driven by the Thomas & Friends product lines. The increase in the infant products category is due to both the inclusion of The First Years acquisition and organic growth from Learning Curve’s Lamaze product line. The increase in the collectible products category can be primarily attributed to the impact of the Playing Mantis acquisition and positive results from the new American Chopper / Orange County Chopper product line. Sales in this category have been negatively impacted by the continued softness in the automotive replica product lines including difficult comparisons with The Fast and The Furious product line sales last year and the continuing decline in NASCAR product sales.

Gross margin decreased to 50.8% from 54.6%, primarily due to increased product and freight costs, a less favorable product sales mix in the current year’s third quarter versus the prior year’s third quarter which had an especially favorable sales mix and lastly, the impact of sales from recently acquired companies which generally carry lower gross profit margins than historical RC2 products. Selling, general and administrative expenses as a percentage of net sales increased to 30.4% in the third quarter of 2004 compared with 29.7% in the third quarter of 2003 due to higher outbound freight costs and the inclusion of Playing Mantis and The First Years results which have not yet been materially impacted by planned integration cost savings. Operating income decreased 7.3% to $22.5 million or 20.4% of net sales from $24.3 million or 24.8% of net sales in the prior year third quarter.

Year to Date Operating Results
Net sales for the nine months ended September 30, 2004 increased by 14.7% to $241.0 million compared with $210.1 million for the nine months ended September 30, 2003. The increase was primarily attributable to the addition of Learning Curve for the first nine months of 2004 compared with only seven months in 2003, as well as the addition of Playing Mantis and The First Years acquisitions as of their respective closing dates in 2004. Net sales increases occurred in the children's toys and infant products categories, but were partially offset by decreases in the collectible products category. (Refer to the attached supplemental sales reporting schedule.) The increase in the children’s toy category can be primarily attributed to the Thomas & Friends and John Deere toy product lines. The increase in the infant products category is a result of The First Years acquisition and growth from Learning Curve’s Lamaze product line. Despite the increases from the Playing Mantis acquisition and the positive results from the new American Chopper / Orange County Chopper product line, sales in the automotive products category decreased due to the continued softness in the collectible replica product lines including difficult comparisons with The Fast and The Furious product line sales last year and the continuing decline in NASCAR product sales.

The gross margin for the nine months ended September 30, 2004 decreased to 51.4% as compared with 52.4% for the comparable period in 2003, due to increased product and freight costs and a less favorable product sales mix. Selling, general and administrative expenses as a percentage of net sales were 35.5% for the first nine months of 2004 as compared with 35.0% for the same period in 2003 reflecting higher outbound freight costs and the inclusion of Playing Mantis and The First Years results. Operating income increased to $38.1 million or 15.8% of net sales for the nine months ended September 30, 2004 as compared with $36.6 million or 17.4% of net sales for the nine months ended September 30, 2003.

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Additional Third Quarter and Year to Date Net Sales Information
Net sales excluding sales from the current year acquisitions decreased by 1% when compared to the consolidated third quarter 2003 net sales. Net sales excluding sales from the current year acquisitions for the nine months ended September 30, 2004, were approximately flat when compared to pro forma consolidated net sales for the nine months ended September 30, 2003. The pro forma consolidated net sales for 2003 assume that the Learning Curve acquisition occurred as of January 1, 2003. Both the third quarter and year to date comparisons include the impact of our continuing efforts to eliminate low volume and low margin products and product lines.

Secondary Stock Offering, Current Year Acquisitions, Debt Refinancing and Integration Cost Savings
In August 2004, the Company successfully completed a secondary stock offering which included exercise of the full underwriters’ over-allotment option. The offering totaled $89.1 million consisting of 2,655,000 shares of common stock issued by the Company and 220,000 shares of common stock from selling stockholders at $31.00 per share. The Company received proceeds from the offering of $77.8 million, net of underwriting discount, of which $74.0 million was used to reduce bank debt, allowing the Company to maintain a strong balance sheet.

Effective June 1, 2004, the Company acquired Playing Mantis for $17.0 million in cash and 91,388 shares of RC2 common stock. On September 15, 2004, the Company paid cash to acquire The First Years Inc. for $18.60 per outstanding share or approximately $156.1 million. The accretive results from these current year acquisitions minus the impact of the additional outstanding shares issued and interest expense incurred to fund these acquisitions, reduced diluted net income per share by $0.02 for the third quarter and had no effect on net income per share for the nine months ended September 30, 2004.

In conjunction with the closing of The First Years acquisition, the Company also refinanced its bank debt. The new $185.0 million credit facility has a four-year term and is provided by a group of nine lenders led by Harris Trust and Savings Bank, a subsidiary of the Bank of Montreal. At September 30, 2004, the Company had $165.0 million outstanding on this credit facility. In connection with its refinancing, the Company recorded a non-cash write-off of approximately $492,000 related to deferred financing costs from the Company’s previous credit facility which is recorded in interest expense. The negative impact of this item on the Company’s diluted earnings per share during the third quarter and nine months ended September 30, 2004 was approximately $0.02.

Integration cost savings from the current year acquisitions did not have a material impact on the third quarter or year-to-date results. The Company continues to estimate the integration cost savings related to the current year acquisitions should range from $10 million to $15 million which are expected to be achieved over the next 18 to 24 months.

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Commentary
Curt Stoelting, CEO of RC2 commented, "This was an extraordinarily busy quarter for RC2. We closed on a significant acquisition, The First Years, a leading international developer and marketer of infant and toddler care and play products, successfully completed a secondary stock offering and finalized a more flexible, longer-term credit facility all while beginning the integration work on Playing Mantis and The First Years.

"While we were pleased with our organic sales performance in the children’s toys and infant products categories, we saw continued softness in automotive replica sales. Therefore, our overall sales were lower than we expected. As happened last year, we continue to see shifting of orders and shipments from the third quarter to the fourth quarter as our retail customers time their deliveries and reorders closer to anticipated consumer purchases.

"Although we expected some impact from higher product and freight costs in the third quarter, we also experienced a change in our product sales mix, especially when compared with last year’s positive third quarter product sales mix. In addition, sales of both Playing Mantis and The First Years products generally carry lower margins than RC2’s historical core products. We expect the impact from increased product and freight costs will continue in the fourth quarter. We also anticipate that The First Years acquisition, when included for a full quarter, will have a 300 to 400 basis point negative impact on overall gross margins in the fourth quarter. Despite lower gross profit margins, we expect increased levels of operating income and accretion from the current year acquisitions in the fourth quarter.

"While the integration of the current year acquisitions is on track, initial cost savings did not have a material impact on the third quarter and year-to-date results. We expect to see some impact on operating expenses from integration cost savings in our fourth quarter results and a more significant impact on both operating expenses and product costs in 2005.

"With the two current year acquisitions now complete, we have revised our sales by category reporting to reflect our three product platforms -- collectible products, children’s toys and infant products. This presentation is consistent with how we view our business and how we will consistently report our sales results.

"We completed a successful secondary stock offering during the quarter, using most of the Company’s proceeds to pay down debt. This enables RC2 to maintain a strong balance sheet and puts us in a position to take advantage of future opportunities. At the same time, the Company’s new four year credit facility, which was put in place in conjunction with the closing of The First Years’ acquisition, provides increased financial flexibility for the Company.

"We are encouraged by initial sales presentations made at last week’s American International Fall Toy Show in New York. We received a positive response to many of our new products including our all new Bob the Builder product line. We are also encouraged by recent announcements that beginning in 2005 new episodes from two of our strong licensed brands, Bob the Builder and Thomas & Friends, are expected to be featured on PBS Kids and on a new preschool Comcast digital channel."

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Stoelting concluded, "We understand that the overall industry is facing a number of challenges and that RC2 is not immune to many of these issues. However, we believe that our strategy and business model which allows us to focus on building and growing a portfolio of sustainable brands, positions RC2 to meet these challenges and successfully compete. Our strong core brands and our recent acquisitions create multiple areas of opportunity for growth. We believe that the work we have done in 2003 and 2004 gives us the opportunity to grow both our current strong brands and new brands in 2005 and the years ahead."

Updated Financial Outlook
The Company expects to increase sales in its existing product lines as well as to benefit from the introduction of new products and the inclusion of sales from the recently completed acquisitions of Playing Mantis and The First Years. Sales increases are dependent on a number of factors including continued success and expansion of existing product lines and successful introductions of new products and product lines and are impacted by seasonality, overall economic conditions including consumer retail spending and shifts in the timing of that spending and the timing and level of retailer orders.

Pro forma diluted earnings per share (EPS) for 2003, including the $0.19 of reductions in the income tax provision, were $1.96, which is $0.16 lower than the actual diluted EPS reported for 2003. Based on year-to-date results, the Company expects that full year 2004 EPS will range from $2.15 to $2.20 per diluted share, a slightly lower range than the outlook presented in the 2004 second quarter release. This estimate is based on the actual closing date of The First Years acquisition, current estimates for fourth quarter sales and margins and the expected timing of achieving certain integration cost savings. For 2005, the Company expects sales and EPS growth driven from existing product lines, current year acquisitions and new products including the Bob the Builder product line which is scheduled for release mid-year 2005. Additionally, the Company expects benefits including the realization of integration cost savings from the current year acquisitions.

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Company Description
RC2 (www.rc2corp.com) is a leading designer, producer and marketer of high quality, innovative, branded collectible/hobby, toy and infant products targeted at adults and children. The Company's leadership position is measured by sales and brand recognition. The Company’s diverse product offerings include: RC2’s Collectible Brands for adult collectible and hobby products, RC2’s Learning Curve Brands for children’s and infant toys and RC2’s The First Years’ Brand for infant care and play products. These products are sold under the Company’s market-focused brand names, including Racing Champions®, Ertl®, Ertl Collectibles®, Learning Curve®, The First Years®, American Muscle™, Johnny Lightning®, AMT®, Polar Lights®, W. Britain®, Press Pass®, Eden®, Feltkids®, JoyRide®, JoyRide Studios® and Memory Lane™. The Company generally supports its brands and enhances the authenticity of its products by linking them with highly recognized licensed properties from high-profile companies such as John Deere, HIT Entertainment (Thomas & Friends and Bob the Builder), Case New Holland, Polaris, Honda, Ford, GM, DaimlerChrysler, NASCAR, NHRA, Texaco, Disney, Universal Studios, Warner Brothers, DIC Entertainment, Discovery Channel and Microsoft, among others. The Company’s products are marketed through multiple channels of distribution, including chain retailers, specialty and hobby wholesalers and retailers, OEM dealers, corporate accounts for promotional purposes and direct to consumers. The Company sells through more than 25,000 retail outlets located in North America, Europe, Australia and Asia Pacific.

Earnings Conference Call Information
The Company’s quarterly earnings conference call will be held at 4:45 p.m. EDT on Tuesday, October 26, and is available live and in replay to all analysts/investors through a webcast service. To listen to the live call, go to www.fulldisclosure.com or www.vcall.com at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on CCBN and VCALL.

Forward Looking Statements
Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: the Company may experience unanticipated difficulties in integrating its acquisition of The First Years; the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; increases in the cost of raw materials used to manufacture the Company’s products and increases in freight costs could increase the Company’s cost

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of sales and reduce the Company’s gross margins; currency exchange rate fluctuations could increase the Company’s expenses; customers and consumers may not accept the Company’s products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; competition in the markets for the Company's products may increase significantly; the Company is dependent upon continuing licensing arrangements with vehicle manufacturers, agricultural equipment manufacturers, major race sanctioning bodies, race team owners, drivers, sponsors, agents and other licensors; the Company may experience unanticipated negative results of litigation; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its vehicle replicas and certain other products; the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; and general economic conditions in the Company's markets. Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

- Tables to Follow -

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RC2 Corporation and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share data)

	Three Months ended September 30,		Nine Months ended September 30,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$110,289	$97,711	$240,988	$210,122
Cost of sales (1)	54,283	44,373	117,235	100,016
Gross profit	56,006	53,338	123,753	110,106
Selling, general and administrative expenses(1)	33,497	29,065	85,638	73,481
Operating income	22,509	24,273	38,115	36,625
Interest expense	1,011	1,072	2,465	2,492
Other expense (income)	(345)	(100)	(430)	119
Income before income taxes	21,843	23,301	36,080	34,014
Income tax expense	7,864	7,138	12,989	11,209
Net income	$13,979	$16,163	$23,091	$22,805

(1) Depreciation expense was approximately $3.3 million and $3.2 million for the quarters ended September 30, 2004 and 2003, respectively.
Depreciation expense was approximately $9.3 million and $8.9 million for the nine months ended September 30, 2004 and 2003, respectively.

EPS:
Net income per share
Basic	$0.72	$0.94	$1.28	$1.34
Diluted	$0.68	$0.89	$1.20	$1.27
Weighted average shares outstanding
Basic	19,348	17,145	18,108	16,986
Diluted	20,443	18,224	19,205	17,992

	Selected Consolidated Balance Sheet Data

	September 30, 2004	June 30, 2004	September 30, 2003
	(Unaudited)	(Unaudited)	(Unaudited)

Cash and cash equivalents	$25,128	$11,805	$13,584
Trade accounts receivable, net	100,968	50,780	77,126
Inventory	71,519	48,974	48,708
Accounts payable and accrued expenses	77,683	52,779	57,633
Line of credit	80,000	28,750	57,000
Notes payable	85,000	42,500	60,000
Stockholders' equity	$331,977	$239,189	$202,241

General Notes:
(a) Results for 2003 include Learning Curve from March 1, 2003. Results for 2004 include Playing Mantis from
June 1, 2004 and The First Years from September 16, 2004. As these acquisitions were accounted for using the purchase method, periods prior to the acqusition effective date do not include any results for Learning Curve, Playing Mantis or The First Years.
(b) Certain prior year amounts have been reclassified to conform to the current year presentation.

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RC2 Corporation and Subsidiaries
Supplemental Sales Reporting

(in thousands) (unaudited)
Net sales by Category:	Quarter ended Sept. 30, 2004	Quarter ended Sept. 30, 2003	Nine months ended Sept. 30, 2004	Nine months ended Sept. 30, 2003
Collectible products	$51,505	$50,990	$110,639	$119,274
Children’s toys	47,227	41,479	109,281	79,132
Infant products	11,557	5,242	21,068	11,716
Net sales	$110,289	$97,711	$240,988	$210,122

Net sales by Channel:
Chain retailers	$57,969	$50,534	$114,061	$99,981
Specialty and hobby wholesalers and retailers	31,710	24,726	83,842	65,125
OEM dealers	13,436	13,357	24,690	23,747
Corporate promotional	4,488	5,753	11,405	12,463
Direct to consumers	2,686	3,341	6,990	8,806
Net sales	$110,289	$97,711	$240,988	$210,122

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